Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, February 2, 2018

LyondellBasell Reports 2017 Earnings

2017 Full Year Highlights

•	Strong Earnings

•	Income from continuing operations: $4.9 billion

•	Diluted earnings per share: $12.28 per share

•	U.S. tax reform provided an $819 million one-time, non-cash benefit in the fourth quarter

•	EBITDA: $7.1 billion

•	Strong Operations and Advancement of the Growth Program

•	Strong volume growth with a 13% increase in global ethylene production and a 17% improvement in refining crude volumes over prior year

•	Began construction of our 1.1 billion pound Hyperzone HDPE plant in La Porte, Texas

•	Reached final investment decision and began site preparation for our new PO/TBA plant in Texas

•	Opened a new polypropylene compounds plant in China and entered into a premium polymer recycling joint venture with SUEZ

•	Strong Cash Flow and Return to Shareholders

•	Full year cash generation from operations totaled $5.2 billion for a free cash flow yield of 8.4%

•	Implemented our ninth dividend increase to $0.90 per share in the second quarter

•	Dividends totaled $1.4 billion; $1.5 billion invested in capital expenditures

•	Repurchased 10 million shares, returning $866 million to shareholders

•	Senior unsecured debt ratings raised to BBB+ by S&P Global

Fourth Quarter 2017 Highlights

•	Income from continuing operations: $1.9 billion

•	Diluted earnings per share: $4.80 per share, including benefits of U.S. tax reform

•	EBITDA: $1.7 billion

Comparisons with the prior quarter, fourth quarter 2016 and full year 2016 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31,	September 30,	December 31,	December 31,	December 31,
(except share data)	2017	2017	2016	2017	2016
Sales and other operating revenues	$9,135	$8,516	$7,747	$34,484	$29,183
Net income(a)	1,894	1,056	763	4,877	3,837
Income from continuing operations(b)	1,898	1,058	770	4,895	3,847
Diluted earnings per share (U.S. dollars):
Net income(c)	4.79	2.67	1.87	12.23	9.13
Income from continuing operations(b)	4.80	2.67	1.89	12.28	9.15
Diluted share count (weighted average in millions)	395	395	407	399	420
EBITDA(d)	1,726	1,821	1,406	7,134	6,602

(a)	Includes net (income) loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

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LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the fourth quarter 2017 of $1.9 billion, or $4.80 per share. Fourth quarter 2017 EBITDA was $1.7 billion. The quarter included an $819 million one-time, non-cash benefit from U.S. tax reform that reduced net deferred tax liabilities and increased earnings by $2.07 per share. Full year 2017 income from continuing operations was $4.9 billion, or $12.28 per share, and EBITDA was $7.1 billion. During the first quarter, the company refinanced $1 billion in bonds at an after-tax cost of $106 million. The full year was positively impacted by an after-tax gain of $103 million in September on the sale of our interest in the Geosel pipeline and storage system in France and the fourth quarter one-time, non-cash benefit of $819 million from the reduction of net deferred tax liabilities. Combined, the net effect of the bond refinancing, Geosel gain and tax reform benefit positively impacted full year 2017 earnings by $2.05 per share.

“In 2017 we demonstrated the strength of our earnings performance under dynamic market conditions. Against a backdrop of substantial new capacity in our industry, LyondellBasell increased volumes, improved EBITDA and raised earnings. The complementary performance of our two global Olefins and Polyolefins segments combined with the relative stability of our Intermediates and Derivatives business portfolio provided a resilient platform for profitability during 2017. Outstanding performance by our Olefins and Polyolefins — Europe, Asia and International segment provided a fourth consecutive year of record EBITDA. In 2017, global operating rates remained strong due to delays in new capacity, a volume shortfall from Hurricane Harvey and an improving Chinese market. LyondellBasell captured market opportunities by operating our plants safely and reliably. We advanced our growth program by starting up a new polypropylene compounding plant in China, entering a premium polymer recycling joint venture with SUEZ, breaking ground on our new Hyperzone HDPE plant in La Porte, Texas and reaching a final investment decision for the world’s largest PO/TBA plant,” said Bob Patel, LyondellBasell chief executive officer.

OUTLOOK

“Over the past several months, strong global demand and delays in capacity additions across our industry have improved the outlook for 2018. We look forward to realizing the benefits of strong operating rates across our global portfolio of assets and continuing the upward trajectory in reliability and profitability for the Houston refinery. Over the coming years, LyondellBasell will continue to advance our growth by increasing the pace of organic business investments while diligently pursuing value-adding inorganic opportunities,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins — Americas; 2) Olefins and Polyolefins — Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

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Olefins and Polyolefins — Americas (O&P-Americas) – Our O&P — Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$667	$497	$458	$2,461	$2,393
EBITDA	784	616	563	2,982	2,877

Three months ended December 31, 2017 versus three months ended September 30, 2017 – EBITDA increased $168 million versus the third quarter 2017. Fourth quarter results were impacted by a last-in, first-out (LIFO) inventory charge of $22 million. Compared to the prior period, olefins results increased approximately $160 million. This increase was driven by a margin improvement of approximately 5 cents per pound due to higher ethylene prices, higher co-product contribution and lower feedstock costs. Volumes improved in the fourth quarter as plants returned to normal operation post Hurricane Harvey. Combined polyolefins results increased by approximately $40 million primarily due to an improvement in the polyethylene price spread over ethylene of approximately 2 cents per pound.

Three months ended December 31, 2017 versus three months ended December 31, 2016 – EBITDA increased $221 million versus the fourth quarter 2016, which included a $23 million pension settlement. Olefins results increased approximately $100 million versus the fourth quarter 2016. Ethylene margins improved approximately 5 cents per pound primarily due to improved co-product pricing. Combined polyolefins results increased approximately $75 million. Polyethylene spreads improved approximately 7 cents per pound as polyethylene price increases outpaced ethylene price increases.

Full year ended December 31, 2017 versus full year ended December 31, 2016 – EBITDA increased $105 million versus 2016, which included a $57 million gain on the sale of the Petroken polypropylene business and a $23 million pension settlement. 2017 results include a $31 million gain on the sale of property in Lake Charles, Louisiana. Olefins results increased by approximately $170 million from the prior year. Production was approximately 17 percent higher primarily due to 2016 scheduled plant maintenance and the expansion at Corpus Christi. Ethylene margins improved slightly with tighter market conditions. Combined polyolefins results decreased approximately $70 million versus the prior year. Polypropylene spreads over propylene declined approximately 5 cents per pound compared to high levels seen in 2016. This was partially offset by polyethylene spreads over ethylene increasing approximately 2 cents per pound. Joint venture equity income decreased by $17 million versus the prior year.

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Olefins and Polyolefins — Europe, Asia, and International (O&P-EAI) – Our O&P — EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$224	$460	$266	$1,634	$1,494
EBITDA	356	698	398	2,282	2,067

Three months ended December 31, 2017 versus three months ended September 30, 2017 – EBITDA decreased $342 million versus the third quarter 2017, which included a gain of $108 million on the sale of our interest in Geosel. Fourth quarter results were negatively impacted by a pension settlement charge of $20 million and a LIFO inventory charge of $20 million. Compared to the prior period, olefins results decreased approximately $100 million. Ethylene margins declined approximately 6 cents per pound primarily due to increased feedstock costs. Volume declined primarily due to unplanned maintenance in October 2017 at our Wesseling, Germany cracker. Combined polyolefins results declined by approximately $75 million due to margin declines in polyolefins and seasonal sales volume declines for both polyethylene and polypropylene.

Three months ended December 31, 2017 versus three months ended December 31, 2016 – EBITDA decreased by $42 million versus the fourth quarter 2016. The fourth quarter 2017 was negatively impacted by an additional $12 million of pension settlement charges relative to 2016. Compared to the prior period, olefins results were relatively unchanged. Combined polyolefins results declined by approximately $25 million primarily due to a decrease in polyethylene margin.

Full year ended December 31, 2017 versus full year ended December 31, 2016 – The segment achieved record EBITDA for 2017. EBITDA increased $215 million versus 2016, which included gains totaling $32 million from the sale of the Petroken polypropylene business, restructuring of Asian polypropylene joint ventures and the sale of idled Australian polypropylene assets.    2017 results included a benefit of $108 million from the gain on the sale of our interest in Geosel which was partially offset by pension charges that were $12 million higher than 2016. Olefins results increased by approximately $190 million. This increase was driven by margins which improved primarily due to an ethylene price increase of approximately 6 cents per pound. Volumes improved 4% in the absence of planned maintenance which occurred at two of the European crackers in 2016. Combined polyolefins results decreased approximately $50 million compared to the prior year driven by a polyethylene spread decline of approximately 3 cents per pound which was partially offset by an increase in polyolefin sales volumes. Joint venture equity income decreased by $31 million.

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Intermediates and Derivatives (I&D) – Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$334	$329	$236	$1,202	$1,058
EBITDA	410	402	306	1,490	1,333

Three months ended December 31, 2017 versus three months ended September 30, 2017 – EBITDA increased $8 million versus the third quarter 2017. Fourth quarter results were impacted by a $17 million LIFO inventory charge. PO and derivatives results increased approximately $35 million. Volumes increased approximately 5% with the absence of Hurricane Harvey impacts and margins improved due to market tightness. Intermediate chemicals results were relatively unchanged from the third quarter. Oxyfuels and related products results were relatively unchanged as seasonal margin declines were offset by volume improvements with the absence of hurricane losses during the third quarter.

Three months ended December 31, 2017 versus three months ended December 31, 2016 – EBITDA increased $104 million versus the fourth quarter 2016, which included a $16 million pension settlement. Results for PO and derivatives and intermediate chemicals improved by approximately $120 million. PO and derivatives volumes and margins improved as well as intermediate chemicals margins. The gains in the PO and derivatives and intermediate chemicals businesses were offset by a net charge of approximately $35 million related to precious metal catalysts. Oxyfuels and related products improved by approximately $10 million.

Full year ended December 31, 2017 versus full year ended December 31, 2016 – EBITDA increased $157 million versus 2016, which included a $16 million pension settlement. EBITDA of approximately $1.5 billion for 2017 returned to the historical levels typically seen for the business. PO and derivatives and intermediate chemicals results increased approximately $250 million primarily due to margin improvements. The gains in the PO and derivatives and intermediate chemicals businesses were offset by approximately $50 million of higher charges related to precious metal catalysts. Oxyfuels and related products results declined by approximately $60 million. Volumes were lower due to planned maintenance in 2017 and margins were reduced primarily due to higher butane pricing.

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Refining – The primary products of this segment include gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income (loss)	$59	$10	$40	($22)	($99)
EBITDA	104	58	81	157	72

Three months ended December 31, 2017 versus three months ended September 30, 2017 – EBITDA increased $46 million versus the third quarter 2017 primarily due to a fourth quarter LIFO benefit of $38 million. The Houston refinery operated at 245,000 barrels per day, up 5,000 barrels per day from the prior quarter. The Maya 2-1-1 industry benchmark spread declined $1.55, averaging $20.26 per barrel. Declines in gasoline refining spreads were partially offset by improved heavy to light crude oil differentials.

Three months ended December 31, 2017 versus three months ended December 31, 2016 – EBITDA increased $23 million versus the fourth quarter 2016. Fourth quarter 2017 throughput increased by 17,000 barrels per day from the prior year period. The Maya 2-1-1 industry benchmark spread increased by $1.26 to $20.26 per barrel, primarily due to improvements in diesel product price spreads over crude.

Full year ended December 31, 2017 versus full year ended December 31, 2016 – EBITDA increased $85 million versus 2016. Throughput at the Houston refinery averaged 236,000 barrels per day, up 35,000 barrels per day. The Maya 2-1-1 industry benchmark spread increased by $1.32 per barrel, averaging $20.56 per barrel, primarily due to improved diesel product spreads.

Technology Segment – Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$58	$36	$51	$183	$221
EBITDA	68	47	61	223	262

Three months ended December 31, 2017 versus three months ended September 30, 2017 – EBITDA increased by $21 million due to increased catalyst sales and the timing of licensing revenue.

Three months ended December 31, 2017 versus three months ended December 31, 2016 – EBITDA increased by $7 million.

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Full year ended December 31, 2017 versus full year ended December 31, 2016 – EBITDA decreased by $39 million, primarily due to decreased licensing revenue.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $401 million during the fourth quarter 2017 and $1.5 billion for the full year 2017. Our cash and liquid investment balance was $3.4 billion at December 31, 2017. We repurchased 10 million ordinary shares during 2017. There were approximately 395 million common shares outstanding as of December 31, 2017. The company paid dividends of $1.4 billion during 2017.

CONFERENCE CALL

LyondellBasell will host a conference call February 2 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EST February 2 until March 6 at 12:59 a.m. EST. The replay dial-in numbers are 800-677-5199 (U.S.) and 203-369-3133 (international). The pass code for each is 6549.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,000 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.lyondellbasell.com.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities,

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particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2016, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	David Rosen	+1 713-309-7575
Investor Contact:	David Kinney	+1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,115	$2,211	$2,342	$2,409	$9,077	$2,604	$2,547	$2,449	$2,800	$10,400
Olefins & Polyolefins - EAI	2,578	2,721	2,634	2,646	10,579	3,024	3,008	3,152	3,079	12,263
Intermediates & Derivatives	1,702	1,769	1,805	1,950	7,226	2,150	2,014	2,077	2,231	8,472
Refining	955	1,289	1,330	1,561	5,135	1,353	1,713	1,670	2,112	6,848
Technology	132	129	102	116	479	120	107	98	125	450
Other/elims	(739)	(791)	(848)	(935)	(3,313)	(821)	(986)	(930)	(1,212)	(3,949)

Continuing Operations	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430	$8,403	$8,516	$9,135	$34,484

Operating income (loss):
Olefins & Polyolefins - Americas	$707	$646	$582	$458	$2,393	$559	$738	$497	$667	$2,461
Olefins & Polyolefins - EAI	358	423	447	266	1,494	401	549	460	224	1,634
Intermediates & Derivatives	255	327	240	236	1,058	269	270	329	334	1,202
Refining	(30)	(53)	(56)	40	(99)	(70)	(21)	10	59	(22)
Technology	73	62	35	51	221	50	39	36	58	183
Other	(3)	(2)	1	(3)	(7)	1	2	—	(1)	2

Continuing Operations	$1,360	$1,403	$1,249	$1,048	$5,060	$1,210	$1,577	$1,332	$1,341	$5,460

Depreciation and amortization:
Olefins & Polyolefins - Americas	$90	$88	$87	$97	$362	$118	$107	$105	$109	$439
Olefins & Polyolefins - EAI	55	58	58	58	229	59	58	60	62	239
Intermediates & Derivatives	70	69	62	68	269	69	68	69	73	279
Refining	43	40	40	40	163	40	44	49	44	177
Technology	10	11	10	10	41	10	9	11	10	40

Continuing Operations	$268	$266	$257	$273	$1,064	$296	$286	$294	$298	$1,174

EBITDA: (b)
Olefins & Polyolefins - Americas	$878	$754	$682	$563	$2,877	$723	$859	$616	$784	$2,982
Olefins & Polyolefins - EAI	509	576	584	398	2,067	529	699	698	356	2,282
Intermediates & Derivatives	326	397	304	306	1,333	339	339	402	410	1,490
Refining	14	(13)	(10)	81	72	(30)	25	58	104	157
Technology	83	73	45	61	262	60	48	47	68	223
Other	(3)	(4)	1	(3)	(9)	(4)	—	—	4	—

Continuing Operations	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617	$1,970	$1,821	$1,726	$7,134

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$303	$339	$384	$350	$1,376	$202	$179	$165	$207	$753
Olefins & Polyolefins - EAI	81	60	48	72	261	47	32	44	83	206
Intermediates & Derivatives	76	80	90	87	333	77	107	79	69	332
Refining	57	71	51	45	224	84	79	21	29	213
Technology	6	9	9	12	36	7	6	8	11	32
Other	4	4	4	1	13	4	4	1	2	11

Continuing Operations	$527	$563	$586	$567	$2,243	$421	$407	$318	$401	$1,547

(a)	EBITDA for the first quarter of 2016 includes a pre-tax lower of cost or market inventory valuation (“LCM”) charge of $68 million and a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 EBITDA also includes a pre-tax LCM charge of $29 million.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net income(a) (b)	$1,030	$1,091	$953	$763	$3,837	$797	$1,130	$1,056	$1,894	$4,877
Loss from discontinued operations, net of tax	—	1	2	7	10	8	4	2	4	18

Income from continuing operations(a)	1,030	1,092	955	770	3,847	805	1,134	1,058	1,898	4,895
Provision for (benefit from) income taxes(b)	432	346	326	282	1,386	315	459	380	(556)	598
Depreciation and amortization	268	266	257	273	1,064	296	286	294	298	1,174
Interest expense, net(c)	77	79	68	81	305	201	91	89	86	467

EBITDA(d)	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617	$1,970	$1,821	$1,726	$7,134

(a)	The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary.

The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 also includes an $18 million after-tax LCM charge. The third quarter of 2017 includes an after-tax gain of $103 million on the sale of our interest in Geosel.

(b)	The fourth quarter of 2017 includes an $819 million non-cash tax benefit related to the lower federal income tax rate resulting from the newly enacted U.S. Tax Cuts and Jobs Act.
(c)	Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(d)	The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary.

Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment. Fourth quarter 2016 also includes a pre-tax LCM charge of $29 million. Third quarter 2017 EBITDA includes a pre-tax gain of $108 million on the sale of our interest in Geosel.

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Table 9 - Selected Segment Operating Information

	2016					2017
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,392	1,899	1,939	2,173	8,403	2,486	2,606	2,088	2,442	9,622
Propylene produced	832	748	575	660	2,815	597	821	671	724	2,813
Polyethylene sold	1,554	1,426	1,517	1,485	5,982	1,533	1,404	1,454	1,592	5,983
Polypropylene sold	612	582	659	623	2,476	644	634	624	642	2,544
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	33.63	46.01	44.94	49.29	43.56	51.78	48.15	48.20	55.30	50.85
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	35.34	47.39	46.52	50.60	45.03	53.39	50.17	51.67	60.94	54.02
Houston Ship Channel natural gas (USD per million BTUs)	1.93	2.06	2.79	3.01	2.45	2.96	3.14	2.92	2.87	2.97
U.S. weighted average cost of ethylene production (cents/pound)	9.8	12.0	10.6	14.3	11.7	11.8	12.5	16.1	16.2	14.2
U.S. ethylene (cents/pound)	26.7	30.3	33.0	32.7	30.7	33.1	31.9	31.9	33.5	32.6
U.S. polyethylene [high density] (cents/pound)	52.3	59.0	60.7	58.3	57.6	57.3	59.0	60.7	67.5	61.1
U.S. propylene (cents/pound)	31.0	32.7	37.8	36.2	34.4	47.2	41.0	41.7	49.0	44.7
U.S. polypropylene [homopolymer] (cents/pound)	67.8	61.7	60.2	55.8	61.4	66.2	59.0	60.2	68.7	63.5

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	950	941	1,066	946	3,903	1,022	1,069	1,046	927	4,064
Propylene produced	555	577	649	563	2,344	598	632	620	557	2,407
Polyethylene sold	1,434	1,386	1,315	1,330	5,465	1,421	1,370	1,525	1,359	5,675
Polypropylene sold	1,773	1,617	1,509	1,582	6,481	1,714	1,530	1,738	1,520	6,502
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	16.3	21.2	17.9	23.8	19.8	22.7	17.6	18.9	25.3	21.1
Western Europe ethylene	38.4	41.1	42.3	43.1	41.2	46.2	47.1	44.2	47.0	46.1
Western Europe polyethylene [high density]	55.4	57.6	55.7	55.2	56.0	58.2	59.5	56.6	57.4	57.9
Western Europe propylene	26.3	28.8	30.7	33.3	29.8	37.0	39.3	36.4	39.5	38.1
Western Europe polypropylene [homopolymer]	46.5	49.5	49.5	51.7	49.3	56.3	60.1	57.4	59.1	58.2

Intermediates and Derivatives
Volumes (million pounds unless otherwise indicated)
Propylene oxide and derivatives	793	743	752	749	3,037	786	748	793	830	3,157
Intermediate Chemicals:
Ethylene oxide and derivatives	301	233	224	329	1,087	292	297	275	296	1,160
Styrene monomer	917	933	911	933	3,694	992	924	845	797	3,558
Acetyls	702	821	751	776	3,050	825	672	715	744	2,956
Oxyfuels and Related Products:
TBA Intermediates	415	391	410	361	1,577	383	332	359	378	1,452
MTBE/ETBE (million gallons)	270	278	298	264	1,110	239	263	289	293	1,084
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	44.4	78.7	55.3	50.6	57.2	49.5	67.3	59.8	35.9	52.9

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	186	183	209	228	201	193	265	240	245	236
Benchmark Market Margins
Light crude oil - 2-1-1	8.67	11.52	11.46	11.20	10.73	11.86	13.26	16.71	12.30	13.54
Light crude oil - Maya differential	9.19	9.55	7.52	7.80	8.51	8.78	6.28	5.10	7.96	7.02

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430	$8,403	$8,516	$9,135	$34,484
Cost of sales(a)	5,166	5,702	5,903	6,420	23,191	6,991	6,601	6,939	7,528	28,059
Selling, general and administrative expenses	193	199	188	253	833	204	200	218	237	859
Research and development expenses	24	24	25	26	99	25	25	27	29	106

Operating income(a)	1,360	1,403	1,249	1,048	5,060	1,210	1,577	1,332	1,341	5,460
Income from equity investments	91	117	81	78	367	81	78	81	81	321
Interest expense, net(b)	(77)	(79)	(68)	(81)	(305)	(201)	(91)	(89)	(86)	(467)
Other income (expense), net(c)	88	(3)	19	7	111	30	29	114	6	179

Income from continuing operations before income taxes(a) (b) (c)	1,462	1,438	1,281	1,052	5,233	1,120	1,593	1,438	1,342	5,493
Provision for (benefit from) income taxes(d)	432	346	326	282	1,386	315	459	380	(556)	598

Income from continuing operations(e)	1,030	1,092	955	770	3,847	805	1,134	1,058	1,898	4,895
Loss from discontinued operations, net of tax	—	(1)	(2)	(7)	(10)	(8)	(4)	(2)	(4)	(18)

Net income(e)	1,030	1,091	953	763	3,837	797	1,130	1,056	1,894	4,877
Net (income) loss attributable to non-controlling interests	—	—	(1)	—	(1)	—	1	1	—	2

Net income attributable to the Company shareholders(e)	$1,030	$1,091	$952	$763	$3,836	$797	$1,131	$1,057	$1,894	$4,879

(a)	Amounts presented herein include pre-tax LCM charges of $68 million and $29 million in the first and fourth quarters of 2016, respectively. A pre-tax benefit of $68 million in the second quarter of 2016 reflects the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	Includes a $78 million gain in the first quarter of 2016 on the sale of our wholly owned Argentine subsidiary; a pre-tax gain of $31 million in the first quarter of 2017 on the sale of our Lake Charles, Louisiana site currently used as a logistics terminal; and a pre-tax gain of $108 million in the third quarter of 2017 on the sale of our interest in Geosel.
(d)	The fourth quarter of 2017 includes an $819 million non-cash tax benefit related to the lower federal income tax rate resulting from the newly enacted U.S. Tax Cuts and Jobs Act.
(e)	Amounts presented herein include after-tax LCM charges of $47 million and $18 million in the first and fourth quarters of 2016, respectively. The second quarter of 2016 includes an after-tax benefit of $47 million for the partial reversal of the first quarter 2016 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 also includes a $78 million gain on the sale of our wholly owned Argentine subsidiary. The first quarter of 2017 includes after-tax charges totaling $106 million related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019. The third quarter of 2017 includes a $103 million after-tax gain for sale of our interest in Geosel. The fourth quarter of 2017 includes an $819 million non-cash benefit discussed above.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2016					2017
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Annual Impact	Q1	Q2	Q3	Q4	Annual Impact
Pretax charges (benefits):
Tax benefit due to change in tax law from U.S. Tax Cuts and Jobs Act	$—	$—	$—	$—	$—	$—	$—	$—	$(819)	$(819)
Charges and premiums related to repayment of debt	—	—	—	—	—	113	—	—	—	113
Out of period tax adjustment	—	—	—	61	74	—	—	—	—	—
Gain on sale of wholly owned subsidiary	(78)	—	—	—	(78)	—	—	—	—	—
Lower of cost or market inventory adjustment	68	(68)	—	29	29	—	—	—	—	—
Pension settlement charge	—	—	—	58	58	—	—	—	—	—
Gain on sale of Geosel	—	—	—	—	—	—	—	(108)	—	(108)

Total pretax charges (benefits)	(10)	(68)	—	148	83	113	—	(108)	(819)	(814)
Provision for (benefit from) income tax related to these items	(21)	21	—	(32)	(32)	(7)	—	5	—	(2)

After-tax effect of net charges (benefits)	$(31)	$(47)	$—	$116	$51	$106	$—	$(103)	$(819)	$(816)

Effect on diluted earnings per share	$0.07	$0.11	$—	$(0.29)	$(0.12)	$(0.26)	$—	$0.26	$2.07	$2.05

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Table 12 - Unaudited Cash Flow Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net cash provided by operating activities(a)	$1,300	$1,261	$1,332	$1,713	$5,606	$678	$1,560	$1,486	$1,482	$5,206
Net cash used in investing activities(b)	(600)	(471)	(459)	(771)	(2,301)	(541)	(513)	(200)	(502)	(1,756)
Net cash used in financing activities(a)	(333)	(1,039)	(1,195)	(782)	(3,349)	(537)	(822)	(832)	(668)	(2,859)

(a)	In the second quarter of 2017, the early adoption of ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments resulted in the reclassification of cash flows related to debt extinguishment costs incurred in the first quarter of 2017 from operating to financing activities cash flows.
(b)	Also in the second quarter of 2017, the early retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash requires the inclusion of restricted cash and restricted cash equivalents in the cash and cash equivalents balances in our Statements of Cash Flows.

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Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
(Millions of U.S. dollars)	2016	2016	2016	2016	2017	2017	2017	2017
Cash and cash equivalents	$1,318	$1,060	$740	$875	$485	$734	$1,204	$1,523
Restricted cash	4	4	4	3	1	6	7	5
Short-term investments	1,332	1,023	1,090	1,147	1,176	1,278	1,295	1,307
Accounts receivable, net	2,683	2,806	2,852	2,842	3,292	3,086	3,275	3,539
Inventories	3,978	4,009	4,015	3,809	3,875	4,007	4,177	4,217
Prepaid expenses and other current assets	1,009	1,081	852	923	852	964	1,104	1,147

Total current assets	10,324	9,983	9,553	9,599	9,681	10,075	11,062	11,738
Property, plant and equipment, net	9,373	9,681	10,057	10,137	10,361	10,551	10,737	10,997
Investments and long-term receivables:
Investment in PO joint ventures	398	390	399	415	409	423	428	420
Equity investments	1,734	1,610	1,681	1,575	1,672	1,595	1,644	1,635
Other investments and long-term receivables	18	18	17	20	20	18	19	17
Goodwill	548	542	543	528	531	559	570	570
Intangible assets, net	618	588	562	550	517	499	480	568
Other assets	559	623	607	618	577	398	303	261

Total assets	$23,572	$23,435	$23,419	$23,442	$23,768	$24,118	$25,243	$26,206

Current maturities of long-term debt	$4	$4	$3	$2	$2	$2	$3	$2
Short-term debt	594	616	621	594	611	561	381	68
Accounts payable	2,243	2,357	2,329	2,529	2,627	2,317	2,735	2,895
Accrued liabilities	1,600	1,374	1,357	1,415	1,139	1,251	1,493	1,812

Total current liabilities	4,441	4,351	4,310	4,540	4,379	4,131	4,612	4,777
Long-term debt	8,504	8,485	8,464	8,385	8,419	8,496	8,531	8,549
Other liabilities	2,125	2,143	2,151	2,113	2,130	2,253	2,326	2,275
Deferred income taxes(a)	2,134	2,149	2,387	2,331	2,353	2,370	2,447	1,655
Stockholders’ equity	6,344	6,283	6,082	6,048	6,462	6,866	7,326	8,949
Non-controlling interests	24	24	25	25	25	2	1	1

Total liabilities and stockholders’ equity	$23,572	$23,435	$23,419	$23,442	$23,768	$24,118	$25,243	$26,206

(a)	Deferred income taxes at December 31, 2017 reflects an $819 million favorable adjustment related to the lower federal income tax rate resulting from the US Tax Cuts and Jobs Act.

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